Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2021 RESULTS

May 14, 2021 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues of $21.4 million for the quarter ended March 31, 2021 compared to $26.0 million for the quarter ended March 31, 2020. Gross margins for the quarter ended March 31, 2021 were 28.8% compared with 28.2% for the quarter ended March 31, 2020. During the quarter ended March 31, 2021, the Company continued to experience higher manufacturing costs associated with steel and OEM parts pricing, as well as unabsorbed manufacturing labor and overhead expenses related to the paver line. The negative effect of these higher manufacturing costs on the quarter ended March 31, 2021, was offset by improved margins on certain equipment sales recognized over time and increased parts sales, in dollars and as a percentage of total net revenues, at higher margins.

Product engineering and development expenses increased $0.4 million to $1.1 million for the quarter ended March 31, 2021, as compared to $0.7 million for the quarter ended March 31, 2020, primarily related to the paver product line. Selling, general and administrative (“SG&A”) expenses increased by $1.3 million to $3.8 million for the quarter ended March 31, 2021, compared to the quarter ended March 31, 2020. The increase in SG&A expenses was due to expenses related to establishing the paver line and professional fees to support business development efforts.

Operating income decreased from $4.1 million for the quarter ended March 31, 2020 to $1.2 million for the quarter ended March 31, 2021, due primarily to the operational and start-up costs related to the Blaw-Knox acquisition and professional fees to support business development efforts.

For the quarter ended March 31, 2021, the Company had non-operating income of $1.6 million compared to non-operating expense of $4.9 million for the quarter ended March 31, 2020. Included in non-operating expense for the quarter ended March 31, 2020 were net realized and unrealized losses on marketable securities of $5.7 million, due to the decline in the domestic equity markets in March 2020. The effective income tax rate for the quarter ended March 31, 2021, and benefit for the quarter ended March 31, 2020, was 20%. Net income for the quarter ended March 31, 2021 was $2.3 million, or $0.16 per diluted share, compared with a net loss of $(0.7) million, or $(0.04) per diluted share for the quarter ended March 31, 2020.

For the six months ended March 31, 2021 the Company had net revenue of $40.3 million and net income of $3.8 million ($0.26 per diluted share) versus net revenue of $44.0 million and net income of $1.8 million ($0.12 per diluted share) for the six months ended March 31, 2020.

At March 31, 2021, the Company had $123.1 million of cash and marketable securities compared to $125.1 million at September 30, 2020. Net working capital was $153.6 million at March 31, 2021. The Company had no short-term or long-term debt outstanding at March 31, 2021.

The Company’s backlog was $42.6 million at March 31, 2021 compared to $24.5 million at March 31, 2020.

John Elliott, Gencor’s CEO, stated, “Despite higher raw material and associated purchased goods costs, Gencor was able to maintain gross margins in the second quarter. Revenues were modest compared to the second quarter of fiscal 2020 primarily due to a higher portion of revenue recognition from contracts recognized over time in fiscal 2020. Production and deliveries were minimally affected by COVID-19 related precautions in the quarter. Steel prices continued to increase and lead times on purchased goods remain a challenge.

We have experienced a pickup in demand for our equipment since the November 2020 election. Backlog exceeded $42M going into the third quarter, which is well above historic norms. We see renewed optimism that additional Federal infrastructure funding should be approved in the second half of 2021.

Our recently acquired Blaw-Knox brand and associated assets has been successfully moved to a separate manufacturing facility, where production of asphalt pavers has begun. Parts sales for the paver products have been steady. We anticipate continuing to invest in the brand to expand the market for both the equipment and parts sales.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2021	2020	2021	2020
Net revenue	$21,352,000	$25,993,000	$40,316,000	$44,023,000
Cost of goods sold	15,206,000	18,655,000	31,189,000	32,365,000

Gross profit	6,146,000	7,338,000	9,127,000	11,658,000

Operating expenses:
Product engineering and development	1,069,000	689,000	1,914,000	1,455,000
Selling, general and administrative	3,838,000	2,561,000	7,032,000	4,943,000

Total operating expenses	4,907,000	3,250,000	8,946,000	6,398,000

Operating income (loss)	1,239,000	4,088,000	181,000	5,260,000

Other income (expense), net:
Interest and dividend income, net of fees	327,000	763,000	1,130,000	1,395,000
Net realized and unrealized gains (losses) on marketable securities, net	1,294,000	(5,670,000)	3,488,000	(4,353,000)
Other	—	—	—	(10,000)

	1,621,000	(4,907,000)	4,618,000	(2,968,000)

Income (loss) before income tax expense (benefit)	2,860,000	(819,000)	4,799,000	2,292,000
Income tax expense (benefit)	572,000	(164,000)	960,000	458,000

Net income (loss)	$2,288,000	$(655,000)	$3,839,000	$1,834,000

Basic Income (Loss) per Common Share	$0.16	$(0.04)	$0.26	$0.13

Diluted Income (Loss) per Common Share	$0.16	$(0.04)	$0.26	$0.12

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	March 31, 2021 (Unaudited)	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$29,417,000	$35,584,000
Marketable securities at fair value (cost of $91,159,000 at March 31, 2021 and $89,514,000 at September 30, 2020)	93,646,000	89,498,000
Accounts receivable, less allowance for doubtful accounts of $373,000 at March 31, 2021 and $442,000 at September 30, 2020	3,543,000	1,992,000
Costs and estimated earnings in excess of billings	—	6,405,000
Inventories, net	38,104,000	27,090,000
Prepaid expenses	1,204,000	1,189,000

Total current assets	165,914,000	161,758,000

Property and equipment, net	12,252,000	8,341,000
Other long-term assets	1,054,000	995,000

Total Assets	$179,220,000	$171,094,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,697,000	$1,728,000
Customer deposits	6,026,000	3,853,000
Accrued expenses	3,134,000	2,605,000
Current operating lease liabilities	412,000	328,000

Total current liabilities	12,269,000	8,514,000

Deferred and other income taxes	1,247,000	746,000
Non-current operating lease liabilities	589,000	614,000

Total liabilities	14,105,000	9,874,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,298,337 shares and 12,287,337 shares issued and outstanding at March 31, 2021 and September 30, 2020, respectively	1,230,000	1,229,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at March 31, 2021 and September 30, 2020	232,000	232,000
Capital in excess of par value	12,386,000	12,331,000
Retained earnings	151,267,000	147,428,000

Total shareholders’ equity	165,115,000	161,220,000

Total Liabilities and Shareholders’ Equity	$179,220,000	$171,094,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2020; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:       Eric Mellen, Chief Financial Officer

 407-290-6000